1. Name and Address of Reporting Person
   Smith, James C.
   Webster Plaza
   Waterbury, CT 06702-
2. Issuer Name and Ticker or Trading Symbol
   Webster Financial Corporation (WBS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002 R2
5. If Amendment, Date of Original (Month/Day/Year)
   12/23/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chairman & Chief Executive Off
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       12/16/2002 A       V     9379        A      $0.0000                     D
Common Stock                       12/20/2002 F       V     -6409       D      $35.1500                    D
Common Stock                       12/31/2002 G       V     -3986       D      $0.0000    205777           D
Common Stock                                                                              56243            I           401(k) plan
Common Stock                                                                              21429            I           ESOP
Common Stock                                                                              62010            I           Directly by
                                                                                                                       spouse
Common Stock                                                                              5698             I           Directly by
                                                                                                                       spouse - IRA
Common Stock                                                                              9546             I           Custody for
                                                                                                                       children
Common Stock                                                                              1081             I           ESPP

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $22.81                                               10/23/2010 Common                      247925   D
(Right to buy)                                                                 Stock
Stock Options  $24.625                                              12/07/2009 Common                      44700    D
(Right to buy)                                                                 Stock
Stock Options  $29.84                                               12/17/2011 Common                      61975    D
(Right to buy)                                                                 Stock
Stock Options  $34.6    12/16/2002 A      V  62525                  12/16/2012 Common  62525    $34.6000   62525    D
(Right to buy)                                                                 Stock
Stock Option   $8.8091                                              01/25/2003 Common                      22000    D
                                                                               Stock
Stock Option   $9.25                                                12/28/2004 Common                      67300    D
                                                                               Stock
Stock Option   $9.9375                                              01/23/2005 Common                      68800    D
                                                                               Stock
Stock Option   $10.375                                              01/24/2004 Common                      32700    D
                                                                               Stock
Stock Option   $14                                                  01/22/2006 Common                      4600     D
                                                                               Stock
Stock Option   $14.0625                                             12/19/2005 Common                      31200    D
                                                                               Stock
Stock Option   $19.0938                                             12/23/2006 Common                      36900    D
                                                                               Stock
Stock Option   $31.75                                               12/15/2007 Common                      44000    D
                                                                               Stock
Stock Option   $33.75                                               04/30/2008 Common                      200000   D
                                                                               Stock
Stock Option   $33.875                                              06/30/2008 Common                      200000   D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Renee P. Seefried, by Power of Atty

DATE
01/03/2003